AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 2002

                                                      REGISTRATION NO. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              GRUBB & ELLIS COMPANY

                              ---------------------

             (Exact name of Registrant as specified in its charter)

                              ---------------------

            2215 SANDERS ROAD, SUITE 400, NORTHBROOK, IL 60062,

    DELAWARE                     (847) 753-7500                     94-1424307
---------------       ------------------------------------      ----------------
(State or other           (Address, including zip code,         (I.R.S. Employer
jurisdiction of              and telephone number,              Identification
incorporation or      including area code, of Registrant's           Number)
 organization)            principal executive offices)

                                   ----------

                                  IAN Y. BRESS
                             CHIEF FINANCIAL OFFICER
                              GRUBB & ELLIS COMPANY
                     55 EAST 59TH STREET, NEW YORK, NY 10022
                                 (212) 759-9700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   ----------

                                   COPIES TO:

                            JEFFREY D. ZUKERMAN, ESQ.
                          ZUKERMAN GORE & BRANDEIS, LLP
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                              PHONE: (212) 223-6700
                               FAX: (212) 223-6433

     Approximate date of commencement of proposed sale to the public: As soon as practicable after effective date of the registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
                                             Proposed    Proposed
                                              Maximum     Maximum
Title of Each Class                          Offering    Aggregate    Amount of
   of Securities             Amount to be      Price      Offering  Registration
  to be Registered            Registered     Per Share     Price         Fee
--------------------------------------------------------------------------------
Common  Stock, par value
$.01 per share               3,728,815(1)      $2.95(1)  $11,000,000    1,012(2)
--------------------------------------------------------------------------------
Rights to Purchase
Common Stock                 1,000,000(1)       N/A         N/A              (3)
--------------------------------------------------------------------------------
Total                                                                    $1,012
                                                                         ======
--------------------------------------------------------------------------------

(1)  Solely for purposes of computing the filing fee.

(2)  Calculated pursuant to Rule 457(c) and 457(o).

(3) Pursuant to Rule 457, no registration fee is payable with respect to the rights to purchase common stock since the rights are being registered in the same registration statement as the securities to be offered pursuant thereto.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. Grubb & Ellis Company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                     SUBJECT TO COMPLETION JANUARY 29, 2002

PRELIMINARY PROSPECTUS

                               Subscription Rights
                                   to Purchase

                      Up to_________ Shares of Common Stock

                                       of




                          GRUBB & ELLIS COMPANY [LOGO]


     We are distributing rights to purchase up to ____ shares of our common stock to persons who owned our common stock as of the close of business on February 25, 2002, the record date. You will have ______ of a right for each share of our common stock that you own as of the record date. Each full right will entitle you to subscribe for one share of our common stock at a subscription price of $_____ per share. We presently anticipate that the subscription price will be the market price of our common stock on the effective date of this offering.

You will not have the right to purchase
any fractional shares. If all rights are exercised, we will issue ________ shares of common stock in the offering.

     If you do not properly exercise your rights before 5:00 p.m., Eastern Standard Time, on __________ [ ], 2002, your rights will expire.

     Our shares are listed for trading on the New York Stock Exchange under the symbol "GBE." On January 28, 2001, the last reported sale price for our common stock on the New York Stock Exchange was $2.95 per share. The rights will not be transferable, and will not be listed or quoted on a formal exchange.

     A group consisting of our largest stockholder and certain members of executive management have entered into an agreement with the Company to purchase all of the shares offered under the rights offering that are not purchased by the other stockholders of the Company.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                   Per Share       Total(1)
          Subscription Price..................   $               $11,000,000
          Proceeds, before expenses,
            to Grubb & Ellis Company..........   $               $11,000,000

          ----------

          (1) Before deducting expenses payable by us, estimated to be approximately $200,000.

                       Prospectus dated ____________, 2002

     We have not authorized anyone to provide you with information different from that contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities in any state or other jurisdiction in which the offer or solicitation is not permitted.

     In this prospectus, "Grubb & Ellis," "Company," "company," "we," "us" and "our" refer to Grubb & Ellis Company and our subsidiaries, unless the context specifically indicates otherwise. Our global executive offices are located at 55 East 59th Street, New York, New York 10022, phone number (212) 759-9700. Our principal operations offices are located at 2215 Sanders Road, Suite 400, Northbrook, Illinois 60062, phone number (847) 753-7500.

                               PROSPECTUS SUMMARY

     This summary highlights some of the information provided elsewhere in this prospectus. This summary is not complete and may not provide all information you should consider before deciding whether or not to exercise the rights. You should read the entire prospectus carefully. Portions of this prospectus, such as the Risk Factors section starting on page 10, are not summarized below.

     We also encourage you to review the financial statements and other information provided in the reports and other documents we file under the Securities Exchange Act of 1934, as described in the "Where You Can Find More Information" section in this prospectus at page 31.

                               THE RIGHTS OFFERING

Securities offered................  Rights to purchase up to ______ shares of our common stock. To each record holder of common stock on February 25, 2002, Grubb & Ellis is granting ______ of a right for each share of common stock held on that date.

Subscription price................  The subscription price for each full right is $____ per share, payable in cash. We
                                    presently anticipate that the subscription price will be the market price of our common stock on the effective date of this rights offering. Payment by personal check must clear payment on or before the expiration date, which may require five or more business days from the date that we receive your personal check. As a result, we recommend that stockholders pay the subscription price by certified or cashier's check drawn on a U.S. bank, U.S. postal money order or wire transfer of funds.

                                    The subscription price will be approved by those members of our Board of Directors that are not affiliated with members of the standby group. See "Standby purchase commitment" below.

Record date.......................  February 25, 2002

Expiration date and time..........  The rights expire at 5:00 p.m., Eastern
                                    Standard Time, on _________, 2002, unless we decide in our sole discretion to extend the rights offering until some later time.

Over-Subscription privilege.......  Each holder, other than a member of the standby group, who elects to exercise
                                    his/her rights in full may also
                                    oversubscribe for additional shares of
                                    common stock at the same subscription price per share in an amount up to the greater of
                                    (A) 50% of the number of full rights
                                    received or (B) 100 shares. The number of additional shares available for the over-subscription privilege will depend on how many holders exercise their rights. If there are not enough of our shares available to fully satisfy all of the over-subscription requests, the available shares will be distributed among rights holders who exercised their over-subscription privilege. The allocation will be made first to holders of less than ___ rights so that those holders may subscribe for 100 shares (or the next higher multiple of 10 shares) and thereafter pro rata among all holders exercising the over-subscription privilege. In the event you choose to exercise the over-subscription privilege, but receive a prorated amount, you will receive a refund, without interest or deduction, for the subscription price of any shares you do not receive promptly after the expiration of the rights offering.


Standby purchase commitment......   A group consisting of our largest
                                    stockholder, Warburg, Pincus Investors, L.P.
                                    ("Warburg"), and certain members of
                                    executive management have entered into an agreement with the Company to purchase all of the shares offered under the rights offering that are not purchased by the other stockholders of the Company. Members of the standby group are not entitled to participate in the over-subscription privilege.

Shares of common stock
outstanding prior to
this offering ...................   14,897,763 outstanding on January 28, 2002.

Shares of common stock
outstanding after this offering
(assuming full exercise
of rights).......................   ________. Unless expressly stated to the
                                    contrary, the share information in this
                                    prospectus excludes, as of January 28, 2002:

                                    o an aggregate of 2,534,738 shares issuable upon the exercise of outstanding options granted pursuant to our 1990 Amended and Restated Stock Option Plan, our 1993 Stock Option Plan for Outside Directors, our 1998 Stock Option Plan and our 2000 Stock Option Plan.

                                    o  an aggregate of 937,827 shares of
                                       common stock issuable upon the exercise
                                       of warrants held by Joe

                                       F. Hanauer and Aegon USA Realty Advisors,
                                       Inc.


Non-Transferability of rights....   The rights are not transferable.

Fractional shares................   We will not issue fractional shares. If your
                                    rights would allow you to purchase a
                                    fractional share, you may exercise your
                                    rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares.

No revocation....................   Once you submit the form of subscription
                                    certificate to exercise any rights, you are not allowed to revoke, or change the exercise or request a refund of monies paid.

Reasons for the rights
offering; use of proceeds........   To fund the implementation of certain
                                    strategic initiatives, to finance certain strategic acquisitions, and for additional working capital.

No board or committee
recommendation...................   Our Board of Directors will not make any
                                    recommendation to stockholders regarding the exercise of rights under this offering.
                                    Stockholders who do exercise their rights risk losing the new money they invest. We cannot assure you that the subscription price will be below the market price for the common stock, or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at a higher price. See "Risk Factors" below.

Conditions to the rights
offering.........................   The obligation of the Company to consummate
                                    the rights offering is subject to certain conditions described under "The Rights
                                    Offering -- Conditions Relating to the
                                    Rights Offering." The Company has the right to terminate the rights offering. If the rights offering is terminated, we will refund without interest to those persons who subscribed for shares in the rights offering all payments received from those subscribers.

Subscription Agent...............   Computershare Trust Company of New York

Procedure for exercising rights..   To exercise rights, you must complete the
                                    subscription certificate and deliver it to Computershare Trust

                                    Company of New York, our Subscription Agent for the rights offering, with full payment under the subscription privilege. You must deliver one full right for each share of common stock you would like to purchase. Computershare Trust Company of New York must receive the proper forms and payments in good funds on or before the expiration date.

                                    You may deliver the documents and payments by mail or commercial courier. If regular mail is used for this purpose, we recommend using insured, registered mail. You may use an alternative, the "Notice of Guaranteed Delivery," if you are unable to deliver the subscription certificate before the expiration date, subject to the requirements of this procedure described under "The Rights Offering--Special Procedure" under "Notice of Guaranteed Delivery."


Payment adjustments..............   If you send a payment that is insufficient
                                    to purchase the number of shares requested, or if the number of shares requested is not specified in the subscription certificate, the payment received will be applied to exercise the subscription privilege to the extent of the payment. If the payment exceeds the subscription price for the full exercise of the subscription privilege, the excess will be refunded to you as soon as it is practicable, without interest.

Nominee accounts.................   If you wish to purchase shares in this
                                    offering and your shares are held by a
                                    securities broker, bank, trust company or other nominee, including any shares held in the Company's Employee Stock Purchase Plan or the Company's 401(k) Plan, you should promptly contact your record holder(s) and request that they exercise rights on your behalf. You may also contact the nominee and request that the nominee send a separate subscription certificate to you. If you are a record holder who wishes an institution such as a broker or bank to exercise your rights for you, you should contact that institution promptly to arrange the method of exercise. If you are a nominee who desires subscription certificates re-issued in smaller denominations, you must act promptly under special procedures described under "The Rights Offering--Exercise of Less
                                    Than All Rights."

                                    You are responsible for the payment of any fees that brokers or other persons holding your shares may charge.

                                    You are not responsible for any fees payable to the

                                    Subscription Agent.


Exercise by foreign and certain
other stockholders...............   Computershare Trust Company of New York will
                                    hold subscription certificates for
                                    stockholders having addresses outside the
                                    United States. In order to exercise rights, holders with addresses outside the United
                                    States must notify Computershare Trust
                                    Company of New York and timely follow other procedures on or before the expiration date of the rights.

U.S. income tax consequences.....   For United States federal income tax
                                    purposes, we believe that a stockholder will not recognize taxable income as a result of the distribution of the rights. See "Federal
                                    Income Tax Consequences" below. Each
                                    stockholder should, and is urged to, consult their own tax adviser concerning the tax consequences of this offering under the holder's own tax situation. This prospectus does not summarize tax consequences arising under state tax laws, non-U.S. tax laws, or any tax laws relating to special tax circumstances or particular types of taxpayers.


Stock certificates...............   We will deliver stock certificates
                                    representing common stock purchased by the exercise of rights to the nominees or other record holders as soon as practicable after the expiration date of this rights offering.
                                    We may amend or extend the rights offering.

Amendment, extension and
termination......................   We reserve the right to withdraw the rights
                                    offering at any time prior to the expiration date for any reason, in which event all funds received in the rights offering will be returned without interest to those persons who subscribed for shares in the rights offering.

                      INFORMATION INCORPORATED BY REFERENCE

     We have filed the following documents with the Securities and Exchange Commission pursuant to the Exchange Act, and all of them are incorporated by reference in this Prospectus:

     (1)  our Annual Report on Form 10-K for the year ended June 30, 2001;

     (2) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

     (3) description of our common stock is contained in our Form 8-A Registration statement used to register our Common stock and filed with the Securities and Exchange Commission, which was declared effective by the Securities and Exchange Commission on April 15, 1981, except that our authorized shares of capital stock and common stock have been increased to 51,000,000 and 50,000,000, respectively; and

     (4) all other documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Prospectus and before the termination of the offering, which shall be deemed to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person (including any beneficial owner) to whom this prospectus is delivered, upon request, copies of any documents incorporated into this prospectus by reference (other than exhibits incorporated by reference into such document). Requests for documents should be submitted to the Corporate Secretary, Grubb & Ellis Company, 2215 Sanders Road, Suite 400, Northbrook, Illinois 60062 (telephone 847/753-7500). The information relating to Grubb & Ellis contained in this prospectus does not purport to be comprehensive and should be read together with the information contained in the documents incorporated or deemed to be incorporated by reference herein.

                                    BUSINESS

HISTORY AND BACKGROUND

     From our inception in 1958, we have evolved into a full service commercial real estate company. In early 1981, Grubb & Ellis merged its commercial and residential real estate business with GMR Properties, a Florida-based real estate concern, and shortly thereafter we became a public company. Upon becoming a public company, we embarked upon an aggressive acquisition strategy to grow our then emerging commercial brokerage and property management business, targeting well-established regional real estate service companies throughout the United States. In the mid-1990's, we underwent a restructuring to focus our business around our two core business units, commercial brokerage and property and facilities management, and in doing so we divested ourselves of our residential brokerage operations. Concurrent with this operational restructuring, we also underwent significant financial and ownership changes as well. Warburg, which originally invested in us in 1993, increased its ownership interest in the Company over the next four years, and during that time also assisted the Company in retiring the debt that the Company had accumulated during its acquisition campaign of the mid-1980's. In addition, on January 23, 2002 Warburg exercised warrants to acquire an additional 1,337,358 shares of our common stock for an aggregate purchase price of $4,158,431.25, which is a weighted average price of approximately $3.11 per share.

     During the late 1990's, we expanded our geographical presence in the United States by spending an aggregate of approximately $45 million, all from internally generated funds, to effect 10 acquisitions, all within our core business lines. During this time, we also created a national affiliate program which led to formal alliances with leading commercial real estate companies in secondary and tertiary markets. In early 2000, in order to provide global reach for our multi-national clients, we formed a strategic alliance with Knight Frank, one of the leading real estate service companies in Europe and Asia.

     We now have approximately 1,000 transactional professionals in 42 owned offices, and also associate with over 400 transactional professionals in our 50 affiliate offices. We believe that this provides us with one of the largest and deepest brokerage networks in the United States. Including our affiliates, we manage over 200 million square feet of commercial property, principally in the United States, which we believe makes us one of the leading independent property managers in the United States. Today, Grubb & Ellis, with our U.S. affiliates and Knight Frank alliance, is an organization that has the collective resources of over 8,000 individuals in 200 offices in 29 countries around the world.

OVERVIEW AND STRATEGY

     Through our U.S. offices and affiliates, and through our alliance with Knight Frank, we offer the full range of real estate services: representing buyers, sellers, landlords, tenants and others in connection with traditional real estate transactions, property and facilities management, and consulting services.

     Our professionals in our transactional services division typically represent the interests of tenants, owners, buyers, sellers and others in connection with the acquisition, disposition or leasing of commercial properties. These properties are usually industrial, retail and office buildings, but also include multi-family properties and commercial land. As part of our transactional business operations, we also provide advisory services, such as assisting with site selection, and providing feasibility studies, exit strategies, market forecasts, appraisals and demographics and research services. Historically, transactional and advisory services have represented the largest portion of our operations, and in fiscal year 2001 they represented approximately 85% of our total revenue.

     We provide comprehensive property management and related services for properties owned primarily by institutional investors, along with facilities management services for corporate users. Related services include construction management, business services and engineering services. In fiscal 2001, approximately 15% of our total revenue was generated by our management services business unit.

     In the second and third quarters of 2001, we hired a new executive management team to set a new direction for the Company. Our goal is to add to our current core strengths, effecting transactions and managing properties, and to be able to provide comprehensive strategic consultancy on all aspects of the various real estate issues that confront our clients. To do so, we will seek to position Grubb & Ellis as a business advisor to the executive management of our clients, using our comprehensive real estate services as the means by which we will seek to obtain access to these executives. Moreover, we believe that if we can successfully establish our consulting practice, it will provide our other core business lines with greater visibility, not only with our existing clients, but within the marketplace as well, and enhance our ability to maximize revenues from our traditional business lines. In order to accelerate the growth of our consulting practice, we presently intend to seek to effect some strategic acquisitions. On January 29, 2002, we entered into a definitive agreement to acquire substantially all of the assets of the Wadley-Donovan Group, Inc., a professional real estate services firm located in Northern New Jersey. Wadley-Donovan Group, Inc. specializes in site selection and providing economic development strategies primarily for Fortune 100 companies and state, local and regional government agencies and municipalities. This transaction represents our initial acquisition designed to foster the growth of our consulting practice, and is scheduled to close by the end of February 2002. Closing of the acquisition is subject only to typical closing conditions of transactions of this type, and is not subject to financing.

     So as to enable us to effectively maximize the revenue potential for all of our business lines and deliver the full range of real estate services to our clients, it is our intention to integrate our consulting division with both our transactional and property management businesses. We believe that integrating our three business lines will make us more efficient and help us maximize our business development potential. In addition, providing consulting services is typically a higher profit margin business than providing transactional and property management services. Further, by adding the more profitable consulting services unit to our existing business lines, we may be able to mitigate the earnings volatility that has traditionally impacted the real estate industry in general, including our Company. Consequently, we believe that having an established consulting services business line may not only enhance the Company's ability to increase revenues and profitability, but may also reduce the cyclical volatility of our business as well.

     In order to help facilitate the integration of our consulting practice with our other two core business lines, we have also re-aligned the Company internally. Commencing in January 2002, internal budgets were established whereby profitability will be determined on a geographic basis rather than according to business lines. This is intended to encourage our professionals in a designated office or locale to work together to maximize revenues and profitability; as performance will not be measured by how well a particular business line performs, but rather, by the overall performance of all of the business lines working together in a specified locale.

     The Knight Frank strategic alliance is the centerpiece of Grubb & Ellis' business strategy outside of the United States. With market presence in Europe, Africa, India and the Pacific Rim, we believe that Knight Frank is positioned to be an effective alliance partner that complements our strengths and gives us the capability to deliver real estate services to global enterprises, which, we believe, is of increasing importance as the trend towards globalization continues. Domestically, we have broadened our national affiliate program through alliances with 39 real estate services firms. This has enabled us to enter markets where we previously did not have a formal presence, as well as to better serve the multi-market needs of existing national clients.

     To support both our international and domestic efforts, we have invested in technology systems designed to provide a scalable platform for growth and to efficiently deliver and share data with clients.

Among them is what we believe to be a state-of-the-art, company-wide information sharing and research network that enables our professional staff across all offices to work more efficiently, access the latest market intelligence, and more fully address clients' needs.

     Our goal in the national and global marketplace is to become the premier provider of comprehensive real estate services. We plan to continue to leverage our forty-plus years of experience, our professional talent, our institutional and local market knowledge, and capitalize on our nationally recognized real estate research to differentiate ourselves in the marketplace in order to implement our business strategy and seek to achieve our vision.

                                  RISK FACTORS

     You should carefully consider the risks described below and other information contained, and incorporated by reference, in this prospectus before deciding to exercise your rights to purchase our shares. Many factors, including the risks described below, and others that we have not recognized, could cause our operating results to be different from our expectations and plans.

     THE COST TO EXERCISE YOUR RIGHTS MAY EXCEED THE MARKET PRICE OF OUR COMMON STOCK. We cannot assure you that the subscription price set by the rights offering will be below the trading price for our stock, or that the trading price for our stock will not decline during or after the rights offering.

     YOU WILL EXPERIENCE DILUTION IN YOUR OWNERSHIP INTEREST IN GRUBB & ELLIS IF YOU DO NOT EXERCISE YOUR RIGHTS. In the event that the rights offering is completed and you do not exercise all of the rights that have been issued to you in the rights offering, your percentage ownership of Grubb & Ellis will decline because those who do exercise rights, including members of the standby group, will receive additional shares of common stock of Grubb & Ellis. As a result, your voting power would be diluted.

     IF YOU DO EXERCISE YOUR RIGHTS, YOU WILL EXPERIENCE DILUTION IN THE NET TANGIBLE BOOK VALUE OF YOUR NEW SHARES. The exercise price of the rights being issued significantly exceeds the net tangible book value of our stock as of September 30, 2001, after giving effect to the completion of this rights offering. Based on an exercise price of $____ per share, those common stockholders who exercise their rights will have experienced an immediate dilution in the net tangible value of their shares of $____ per share.

     FUTURE SALES OF OUR COMMON STOCK COULD ADVERSELY AFFECT OUR STOCK PRICE. An aggregate of 10,837,808 shares of our common stock are "restricted securities" as that term is defined by Rule 144 of the Securities Act of 1933, and may be sold only in compliance with Rule 144 of the Securities Act. Ordinarily, under Rule 144, a person who is an "affiliate" (as that term is defined in Rule 144) of ours and has beneficially owned restricted securities for a period of one year may, every three months, sell in brokerage transactions an amount that does not exceed the greater of (1) one percent of the outstanding class of such securities, or (2) the average weekly trading volume in such securities on all national exchanges and/or reported through the automated quotation system of a registered securities association during the four weeks prior to the filing of a notice of sale by a securities holder. A person who is not an affiliate of ours who beneficially owns restricted securities is also subject to the foregoing volume limitations but may, after the expiration of two years, sell unlimited amounts of such securities under certain circumstances. Possible or actual sales of our outstanding common stock by our stockholders under Rule 144 could have a depressive effect on the price of our common stock. There are currently 9,373,473 shares of our common stock eligible for sale pursuant to Rule 144, virtually all of which are owned by current affiliates. In addition, we currently have 3,472,565 shares of common stock issuable upon the exercise of outstanding options and warrants. The market price of our common stock could drop due to sales of a large number of shares of our common stock or the perception that these sales might occur. These factors could also make it more difficult to raise funds through future offerings of common stock or other equity.

     IN ALL LIKELIHOOD, WARBURG WILL OWN OVER 50% OF GRUBB & ELLIS AFTER THE COMPLETION OF THE OFFERING; ITS INTERESTS MAY BE DIFFERENT FROM AND CONFLICT WITH YOURS. Upon the completion of the rights offering, even if every stockholder fully subscribes for all of their rights, Warburg, which is our largest stockholder, will still continue to own approximately 48% of our common stock without giving effect to Warburg's participation in the standby group. By virtue of Warburg's agreement to participate in the standby group, Warburg will, in all likelihood, own over 50% of our outstanding shares of common stock upon completion of the rights offering. As a result, Warburg will own a sufficient number of shares of the outstanding capital stock of Grubb & Ellis to elect the directors of Grubb & Ellis, of which it currently has designated two, approve corporate actions and transactions on behalf of Grubb & Ellis, and otherwise control the business and operations of Grubb & Ellis. This may be mitigated somewhat, however, by the fact that Warburg has entered into a voting agreement with the Company which provides that in the event that Warburg owns in excess of 50% of our voting securities, Warburg will vote those shares of common stock that are in excess of the 50% in the same proportion as the other stockholders of the Company vote their shares. Even if Warburg's interest in Grubb & Ellis does not exceed 50% upon completion of the rights offering, it will still own a substantial amount of our voting equity which would give Warburg the ability to significantly influence the Company's affairs and policies. Warburg is also a party to a stockholders' agreement among C. Michael Kojaian, Mike Kojaian, and the Goldman Sachs Group, Inc. These parties, other than Warburg, own an aggregate of approximately 24% of our common stock. Warburg, along with the other parties to the agreement, have agreed to vote their shares for each of the Board nominees who are designated by the parties to this voting agreement. Warburg's and the other principal stockholders' interests could conflict with yours.

     WE ARE SUBJECT TO GENERAL REAL ESTATE MARKET CONDITIONS THAT ARE NOT WITHIN OUR CONTROL. Our business is highly dependent on the commercial real estate markets, which in turn are impacted by such factors as the general economy, interest rates and demand for real estate in local markets. Changes in one or more of these factors could either favorably or unfavorably impact the volume of transactions and prices or lease terms for real estate. Consequently, our revenue from transactional and advisory services and property management fees, as well as operating results, cash flow and financial condition could be materially and adversely impacted by changes in these factors.

     RECESSIONARY PRESSURES TRADITIONALLY IMPACT REAL ESTATE MARKETS. The United States economy, in general, is presently experiencing a recession. During recessionary periods, there tends to be a corresponding decline in demand for real estate, both generally and regionally, which adversely affects certain segments of our business. Such adverse effects, typically, are a general decline in rents and sales prices, a decline in leasing activity, a decline in the level of investments in, and the value of real estate, and an increase in defaults by tenants under their respective leases. All of these, in turn, adversely affect revenues for fees and brokerage commissions, which are derived from property sales, and annual rental payments and property management fees. We have no way of determining how long or how extensive the current recession will be, and accordingly, cannot determine the nature or extent of the adverse effect of the recession on us.

     OUR SIGNIFICANT CORPORATE INDEBTEDNESS COULD AFFECT OUR FINANCIAL HEALTH. We currently have approximately $32 million in total long term and short term bank debt outstanding pursuant to a five year bank loan provided by a syndicate led by Bank of America, N.A. We obtained this loan (which had an initial principal amount of $40 million) last year in connection with the self-tender offer of our common stock pursuant to which we purchased approximately 7 million of our shares for $7.00 per share, a substantial portion of which were purchased from Warburg. The loan requires annual fixed principal payments and bears interest pursuant to a formula that is approximately 6.5% per annum at the present time. Some of the risks associated with our corporate indebtedness include:

      o The amount of money currently due with respect to the loan is large relative to our current market capitalization, and as a result, our ability to raise additional capital, if needed, in the near future may be limited.

      o A significant portion of our cash flow is needed to pay interest and principal on our debt when due.

      o Our ability to pay principal and interest when it becomes due or to refinance our debt depends on our future operating performance and cash flows, which are subject to factors beyond our control, such as prevailing economic conditions, prevailing interest rate levels and financial, competitive, business and other factors.

      o If we do not have enough cash flow to make principal and interest payments on our debt obligations when they become due, or satisfy certain financial covenants, the banks have the right to accelerate the loan and require that it all immediately become due and payable on demand, which could have a material adverse effect on us.

     WE ARE CURRENTLY IN COVENANT DEFAULT WITH RESPECT TO OUR BANK DEBT. On December 31, 2001 we failed to satisfy certain financial covenants with respect to our $32 million bank loan. As a consequence, at the present time the bank syndicate has the right to accelerate our loan and declare the entire amount immediately due and payable. We are currently working with the bank syndicate to cure this covenant default, but there can be no assurances that we will be able to do so. In the event that we are unable to come to an agreement with the bank syndicate, and the bank syndicate accelerates the loan at any time in the foreseeable future, it would have material adverse effect on us, as we do not presently have the liquidity to pay the entire $32 million on demand.

     CONTINUED NEW YORK STOCK EXCHANGE LISTING. We currently do not comply with the NYSE listing requirement that we have a minimum market capitalization of $50 million and stockholders' equity of $50 million. We were advised, however, on January 22, 2002 that the NYSE had accepted our proposed business plan to attain compliance with the NYSE's listing standards on or before July 4, 2003. As a result, the Company's common stock will continue to be traded on the NYSE, subject to our continuing to satisfy the objectives set forth in the business plan, which is subject to periodic review by the NYSE. We submitted this business plan after we received notification of non-compliance with the NYSE's listing standards on January 4, 2002. Although management presently anticipates that it will be able to implement its business plan and come into compliance with NYSE listing standards on or before July 4, 2003, in the event that we are unable to do so, our common stock would, in all likelihood, be delisted from the NYSE. In such event, if we are unable to have our shares listed or quoted on a market or exchange that provides the holders of our securities with comparable liquidity, it could materially adversely affect both us and you in your capacity as a stockholder of our Company.

     ALTHOUGH OUR REVENUES ARE SEASONAL DURING THE COURSE OF OUR FISCAL YEAR, MANY OF OUR EXPENSES ARE CONSTANT THROUGHOUT THE YEAR. Historically, the majority of our revenues have been, and for the foreseeable future will be, derived from the transactional services that we provide. Such services are typically subject to seasonal fluctuations. We typically experience our lowest quarterly revenue in the quarter ending March 31 of each year with higher and more consistent revenue in the quarters ending June 30 and September 30. The quarter ending December 31 has historically provided the highest quarterly level of revenue due to increased activity caused by the desire of clients to complete transactions by calendar year-end. However, our non-variable operating expenses, which are treated as expenses when incurred during the year, are relatively constant in total dollars on a quarterly basis.

     INCREASED COSTS AS A RESULT OF IMPLEMENTATION OF STRATEGIC INITIATIVES; NO ASSURANCE OF SUCCESS. We have commenced the process, and are currently continuing to institute a number of strategic alternatives, including development of a new consulting business unit, integration of the Company's business units, internal re-alignment of our reporting lines, and possibly strategic acquisitions. There can be no assurance that any or all of these various strategic initiatives will be effective. Further, even if we are successful in some or all of our strategic initiatives, there can be no assurance that it will result in a substantial increase in revenues, profitability or profit margins, or that we will be any less immune to the cyclical nature of the real estate business. In the event that after making the intended expenditures with respect to various strategic initiatives, we do not experience the efficiencies and increased profitability that we are seeking to achieve, the institution of these initiatives, and their attendant costs, could have a material adverse effect on the Company.

     INCREASED INSURANCE RISK AS A RESULT OF RECENT EVENTS. Due in large part to the terrorist activities of September 11, 2001, we believe that insurance companies are re-examining many aspects of their business, and may consider taking certain actions in light of the heightened sense of risk in the wake of these terrorist activities. Among such actions which insurance companies may take, among others, are increasing premiums, mandating higher self-insured retentions and deductibles, reducing limits, restricting coverages, imposing exclusions (such as sabotage and terrorism) and refusing to underwrite certain risks and classes of business. Underwriters are also requiring increased security precautions to be implemented due to the recent terrorist activities and are analyzing the potential concentration of employees within a given building. Further, insurance companies experiencing large losses associated with September 11, 2001 terrorist activities and other events are discovering some difficulty in obtaining or maintaining reinsurance. Any increased cost, mandated exclusions, and/or change in limits, coverages, terms and conditions are passed onto the policyholders to assume, and could adversely affect our ability to obtain appropriate insurance coverages at reasonable costs, which could have a material adverse affect on our business. Additionally, in our property management business we rely in many cases on insurance coverage obtained by our clients to protect us as well, and the inability of our clients to obtain adequate insurance coverage could have a material adverse affect on the Company.

     OUR SUCCESS MAY DEPEND ON KEY PERSONNEL WHO HAVE RECENTLY JOINED GRUBB & ELLIS. Three of our current executive officers were hired by Grubb & Ellis during 2001 to revitalize the Company and to implement the Company's new strategic initiatives, including the creation, expansion and integration of a real estate consulting practice. Consequently, there is no assurance that the individuals will be successful in implementing their business plan, and in addition, the loss of one or more of these individuals could have a material adverse effect on the business of the Company.

     AS A SERVICE ORIENTED COMPANY, OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL IS CRITICAL. The growth of the Company's business will always depend upon our ability to attract and retain qualified personnel in all of our areas. In the event that we are unable to attract or retain qualified personnel, we may be required to limit our growth and our business operating units could suffer as a result.

     WE ARE IN A HIGHLY COMPETITIVE BUSINESS. We compete in a variety of service businesses within the commercial real estate industry, each of which is highly competitive on a national as well as local level. We face competition not only from other real estate service providers, but also from accounting and appraisal firms and self-managed real estate investment trusts. Although many of our competitors are local or regional firms that are substantially smaller than us as a whole, some of these firms are substantially larger than us in the local or regional area in which we actually compete with these firms. In general, there can be no assurance that we will be able to continue to compete effectively, to maintain current fee levels or margins, or maintain or increase our market share.

     ENVIRONMENTAL REGULATION AND ISSUES, CERTAIN OF WHICH WE MAY HAVE NO CONTROL, MAY ADVERSELY IMPACT OUR BUSINESS. Federal, state and local laws and regulations impose environmental controls, disclosure rules and zoning restrictions which have impacted the management, development, use, and/or sale of real estate. Such laws and regulations tend to discourage sales and leasing activities and mortgage lending with respect to some properties, and may therefore adversely affect us specifically, and the real estate industry in general. Failure by us to disclose environmental issues in connection with a real estate transaction may subject us to liability to a buyer or lessee of property. Applicable laws and contractual obligations to property owners could also subject us to environmental liabilities through the provision of management services. Environmental laws and regulations impose liability on current or previous real property owners or operators for the cost of investigating, cleaning up or removing contamination caused by hazardous or toxic substances at the property. We may be held liable as an operator for such costs in our role as an on-site property manager. Liability can be imposed even if the original actions were legal and we had no knowledge of, or were not responsible for, the presence of the hazardous or toxic substances. Further, we may also be held responsible for the entire payment of the liability if we are subject to joint and several liability and the other responsible parties are unable to pay.

We may also be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site, including the presence of asbestos containing materials. Insurance for such matters may not be available. Additionally, new or modified environmental regulations could develop in a manner which could adversely affect our transactional and management services.

                           FORWARD-LOOKING STATEMENTS

     This prospectus and documents incorporated by reference in this prospectus contain certain forward-looking statements, which, we believe, are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Our statements of plans, intentions, objectives and future economic or operating performance contained in this prospectus are forward-looking statements. Forward-looking statements include but are not limited to statements containing terms such as "believes," "does not believe," "no reason to believe," "expects," "plans," "intends," "estimates," "will," "would," "anticipated" or "anticipates."

     Forward-looking statements involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from results anticipated in the forward-looking statements. Many of the risks and factors that will determine these results are beyond the Company's ability to control or predict. These statements are necessarily based upon various assumptions involving judgment with respect to the future. We make cautionary statements in certain sections of this prospectus, including in the Risk Factors beginning on page 10. You should read these cautionary statements as being applicable to all related forward-looking statements wherever they appear in this prospectus and in the materials referred to in this prospectus. No forward-looking statement is a guarantee or promise of future performance. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                               THE RIGHTS OFFERING

BASIC SUBSCRIPTION PRIVILEGE

     As soon as practicable after the date of this prospectus, Grubb & Ellis is distributing, at no charge, to holders of our common stock on the record date, February 25, 2002 rights to purchase up to an additional _____ shares of its common stock. We are distributing ________ of a right for each share of common stock held on the record date. Each full right will be exercisable for one share of common stock at a subscription price of approximately $____ per share. We presently anticipate that the subscription price will be the market price of our common stock on the effective date of this offering. We have reserved a total of __________ shares of common stock for the exercise of the rights.

     We are sending a subscription certificate and related instructions to each record holder along with this prospectus to evidence the rights. In order to exercise rights, you must fill out and sign the appropriate subscription certificate and timely deliver it with full payment for the shares to be purchased. There is no minimum number of shares which you must subscribe for in order to participate in the rights offering.

     A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held on the record date by their beneficial owners, upon proper showing to Computershare Trust Company of New York, the Subscription Agent.

OVER-SUBSCRIPTION PRIVILEGE

     Provided that you are not a member of the standby group, you may exercise your over-subscription privilege only if you exercise your rights in full. To determine if you have fully exercised your rights, we will consider only the rights held by you in your individual capacity. For example, you may be granted rights with respect to the shares of common stock which you own individually and shares of common stock which you own jointly with your spouse. If you wish to exercise your over-subscription privilege with respect to the rights you own individually, but not with respect to the rights you own collectively with your spouse, you only need to fully exercise those rights that you own individually.

     When you complete the portion of your subscription certificate to exercise your over-subscription privilege, you will be representing and certifying that you have fully exercised your subscription privileges as to shares of our common stock which you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your rights in full.

     To exercise your over-subscription privilege, you may subscribe for additional shares of our common stock, upon delivery of the required documents and payment of the subscription price of $___ per share, before the expiration of the rights offering. The amount of additional shares for which you may oversubscribe is the greater of (A) 50% of the number of full rights you receive, or (B) 100 shares.

     If there are more shares of our common stock available than the number of over-subscription requests, all over-subscription requests will be filled in full. If there are more over-subscription requests than available shares, we will allocate the available shares among those holders exercising the over-subscription privilege. The allocation will be made first to holders of less than ___ rights so that those holders may subscribe for [___] shares (or the next higher multiple of 10 shares) and thereafter pro rata among all holders exercising the over-subscription privilege.

     If you exercised your over-subscription privilege and are allocated less than all of the shares for which you wished to subscribe, your excess payment for shares that were not allocated to you will be returned by mail without interest or deduction as soon as practicable after the expiration date. We will deliver to you certificates representing the shares you purchased as soon as practicable after the expiration date and after all pro rata allocations and adjustments have been completed.

     Members of the standby group are not entitled to participate in the over-subscription privilege.

FRACTIONAL SHARES

     We will not issue any fractional shares. If your rights would allow you to purchase a fractional share, you may exercise your rights only by rounding down to and paying for the nearest whole share, or paying for any lesser number of whole shares. We will accept any inadvertent subscription indicating a purchase of fractional shares by rounding downward to the nearest number of whole shares and refunding without interest any payment received for a fractional share as soon as practicable.

EXPIRATION TIME AND DATE

     The subscription privilege expires at 5:00 p.m., Eastern Standard Time, on _______, 2002, provided that we reserve the right to extend the rights offering in our sole discretion to some later time. After the expiration date, including any extensions, rights will no longer be exercisable by anyone.

     In order to exercise rights in a timely manner, you must assure that Computershare Trust Company of New York actually receives, prior to expiration of the rights, the properly executed and completed subscription certificate, or form of "Notice of Guaranteed Delivery," together with full payment in good funds for all shares you wish to purchase.

REASONS FOR THE RIGHTS OFFERING

     We are offering the rights to fund the implementation of certain strategic alternatives, to finance certain strategic acquisitions and for additional working capital. See "Use of Proceeds."

NO BOARD INVESTMENT RECOMMENDATION TO STOCKHOLDERS

     Our Board of Directors does not make any recommendation to you about whether you should exercise any rights. If you do not exercise all of your rights, you will maintain your ownership interest in the Company, but you will own a smaller percentage of the total outstanding common stock after completion of the rights offering. If you exercise rights, you risk investment loss on new money invested. We cannot assure you that the subscription price will be below the market price for the common stock during the rights offering, or that anyone purchasing shares will be able to sell those shares in the future at a higher price.

GENERAL TERMS AND ASSUMPTIONS

     Only holders of record of common stock at the close of business on the record date, February 25, 2002 or those to whom rights have been validly transferred, may exercise rights. You are a record holder for this purpose only if your name is registered as a stockholder with our transfer agent, Computershare Investor Services, LLC, as of the record date.

      o The text below generally assumes that you are a record holder of shares, unless otherwise noted. If you own shares held in a brokerage, bank or other custodial or nominee account, such as shares held in the Company's Employee Stock Purchase Plan or 401(k) Plan, you should promptly send the proper instruction form to your broker or other person holding your shares, in order to exercise rights. Your broker or other person holding your shares is the record holder and will have to act in order for you to exercise rights. We have asked the securities brokers and other nominee holders of our stock to contact you to obtain your instructions concerning rights you are entitled to exercise. All commissions, fees and other expenses, such as transfer taxes, incurred in connection with your exercise of rights through one of these accounts will be your responsibility.

      o No interest will be paid on your funds delivered to exercise rights, regardless of whether the funds are applied to the purchase of shares or returned for any reason.

COMPUTERSHARE TRUST COMPANY OF NEW YORK

     Computershare Trust Company of New York is acting as the Subscription Agent for the rights offering under an agreement with us.

FEES AND EXPENSES

     We will pay the fees and expenses of Computershare Trust Company of New York, except applicable brokerage commissions, taxes and other expenses relating to the sale of rights for your account by Computershare Trust Company of New York. We have also agreed to indemnify Computershare Trust Company of New York against certain liabilities in connection with the rights offering.

     You will be responsible for paying any commissions, fees and other expenses, including brokerage commissions and transfer taxes, that you may incur in the purchase of shares pursuant to the exercise of your rights. Neither Grubb & Ellis nor Computershare Trust Company of New York will be responsible for such charges or expenses.

SOLICITATION AGENT

     We have not engaged the services of any person or entity to act as a solicitation agent in connection with the rights offering.

STANDBY PURCHASE

     Pursuant to a standby purchase agreement, our largest stockholder, Warburg, and certain of our executive officers have agreed to stand by to purchase all of the shares that are offered by this prospectus that are not purchased by the other stockholders who have failed to exercise their rights, either pursuant to their basic subscription right or pursuant to their over-subscription privilege. Members of the standby group do not have the right to participate in the over-subscription privilege.

CONDITIONS RELATING TO THE RIGHTS OFFERING

     The Company has reserved the right at its sole discretion to terminate the rights offering in its entirety. If the rights offering is terminated for any reason, we will instruct Computershare Trust Company of New York to refund without interest to those persons who subscribed for shares in the rights offering all payments received by Computershare Trust Company of New York.

     The material conditions to consummation of the rights offering include the following, which must be satisfied or waived as of the date and time the rights expire:

      o the Securities and Exchange Commission must not have issued a stop order relating to the registration statement filed with the Securities and Exchange Commission relating to this prospectus;

      o representations made by the parties in the standby agreement must be materially true and correct; and

      o the rights offering must have been completed in the manner described in this prospectus.

METHOD OF EXERCISE OF RIGHTS

     All subscription certificates with respect to your basic subscription rights and the over-subscription privileges, payments of the subscription price, nominee holder certifications and notices of guaranteed delivery, to the extent applicable to your exercise of rights, must be delivered to Computershare Trust Company of New York .

     Please do not send subscription certificates or related forms to Grubb & Ellis.

     You should read carefully the subscription certificates and related instructions and forms which accompany this prospectus. You should call ____________ at Computershare Trust Company of New York, 212-701-7636, promptly with any questions you may have.

     You may exercise your rights by delivering to Computershare Trust Company of New York, at the address specified below, at or prior to expiration of the rights:

      o the properly completed and executed subscription certificate(s) which evidence the rights that you wish to exercise, and

      o payment in full in good funds of the subscription price for each share you wish to purchase under the subscription privilege.

               if by mail:

               Computershare Trust Company of New York
               Wall Street Station
               P.O. Box 1010
               New York, NY  10268-1010

               if by hand, overnight delivery or express mail:

               Computershare Trust Company of New York
               Wall Street Plaza
               88 Pine Street, 19th Floor
               New York, NY  10005

REQUIRED FORMS OF PAYMENT FOR EXERCISE

      o If you exercise any rights, you must deliver full payment in the form of:

      o a check or bank draft drawn upon a U.S. bank, or U.S. postal money order, payable to Computershare Trust Company of New York, as Subscription Agent, or by wire transfer of funds to the account maintained by Computershare Trust Company of New York, Subscription Agent, for this rights offering at Harris Trust & Savings Bank, ABA No. 0710000288, Acct. No. ________, Attention: Mr./Ms.__________.

     In order for you to timely exercise your basic subscription rights and the over-subscription privilege, Computershare Trust Company of New York must actually receive the subscription price before expiration of the rights in the form of:

      o  a personal check which must have timely cleared payment, or

      o a certified or cashier's check or bank draft drawn upon a U.S. bank or a U.S. postal money order, or collected funds in Computershare Trust Company of New York's account designated above.

     Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration time to ensure that your check actually clears and the payment is received before that time. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check, money order or wire transfer of funds.

SPECIAL PROCEDURE UNDER "NOTICE OF GUARANTEED DELIVERY" FORM

     If you wish to exercise your basic subscription rights and the over-subscription privilege but cannot ensure that Computershare Trust Company of New York will actually receive the executed subscription certificate before the expiration of the rights, you may alternatively exercise these rights by causing all of the following to occur within the time prescribed:

      o Computershare Trust Company of New York must receive full payment prior to the expiration time for all shares you desire to purchase under the basic subscription privilege and the over-subscription privilege.

      o Computershare Trust Company of New York must receive a properly executed "Notice of Guaranteed Delivery" substantially in the form distributed by us with your subscription certificate at or prior to the expiration time.

      o The "Notice of Guaranteed Delivery" must be executed by both you and one of the following: a member firm of a registered national securities exchange, an NASD member, a commercial bank or trust company having an office or correspondent in the United States, or other eligible guarantor institution qualified under a guarantee program acceptable to Computershare Trust Company of New York. The cosigning institution must guarantee in the Notice of Guaranteed Delivery that the subscription certificate will be delivered to Computershare Trust Company of New York within three NYSE trading days after the date of the form. You must also provide in that form other relevant details concerning the intended exercise of rights.

      o Computershare Trust Company of New York must receive the properly completed subscription certificate(s) with any required signature guarantee within three NYSE trading days following the date of the related Notice of Guaranteed Delivery.

      o If you are a nominee holder of rights, the "Nominee Holder Certification" must also accompany the Notice of Guaranteed Delivery.

     A Notice of Guaranteed Delivery may be delivered to Computershare Trust Company of New York in the same manner as subscription certificates at the address set forth above under "The Rights Offering - Computershare Trust Company of New York," or may be delivered by telegram or facsimile transmission (telecopier no. 212-701-7624).

     Additional copies of the form of Notice of Guaranteed Delivery are available upon request from Computershare Trust Company of New York.

INCOMPLETE FORMS; INSUFFICIENT OR EXCESS PAYMENT

     If you do not indicate the number of rights being exercised, or do not forward sufficient payment for the number of rights that you indicate are being exercised, then we are entitled to accept the subscription forms and payment for the maximum number of rights that may be exercised based on the actual payment delivered. If your forms are incomplete, we are also entitled to reject them.

     If your payment exceeds the amount required to pay for the shares you indicate in your subscription certificate, then we will return any payment not applied to the purchase of shares under the rights offering procedures without interest to those who made these payments as soon as practicable by mail.

EXERCISE OF LESS THAN ALL RIGHTS

     If you subscribe for fewer than all of the shares represented by your subscription certificate, you will receive from Computershare Trust Company of New York a new subscription certificate representing the unused rights only if Computershare Trust Company of New York receives a properly endorsed subscription certificate from you no later than 5:00 p.m., Eastern Standard time, on the fifth (5th) business day prior to the expiration date. It will not issue new subscription certificates for partially exercised or sold rights submitted after that time and date. If you do submit a partial exercise or sale after that time and date, you will not be able to exercise the unexercised or unsold rights.

     Unless you make other arrangements with Computershare Trust Company of New York, a new subscription certificate issued after 5:00 p.m., Eastern Standard time, on the fifth (5th) business day before the expiration date will be held for pick-up by you at Computershare Trust Company of New York.

     If you request a reissuance of a subscription certificate, the delivery of that document will be at your risk.

INSTRUCTIONS TO NOMINEE HOLDERS

     If you are a broker, trustee or depository for securities or other nominee holder of common stock for beneficial owners of our stock, we are requesting that you contact the beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

     To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and submit them on a timely basis to Computershare Trust Company of New York with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION CERTIFICATE FORMS AND PAYMENTS

     Each holder of rights bears all risk of the method of delivery to Computershare Trust Company of New York of subscription certificates and payments of the subscription price.

     If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery to Computershare Trust Company of New York and clearance of payment prior to the expiration time.

     Because uncertified personal checks may take at least five (5) business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check, money order or wire transfer of funds.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

     We are entitled to and will decide all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Any such determination will be final and binding. Grubb & Ellis, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise or any right because of any defect or irregularity.

     Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our sole discretion. Neither Grubb & Ellis nor Computershare Trust Company of New York have any duty to give notification of any defect or irregularity in connection with the submission of subscription certificates or any other required document, and they will not incur any liability for failure to give such notification.

     Grubb Ellis reserves the right to reject any exercise of rights if the exercise does not comply with the terms of the rights offering or is not in proper form or if the exercise of rights would be unlawful or materially burdensome. See "The Rights Offering-Right to Refuse Exercise Due to Regulatory Issues" below.

QUESTIONS AND ASSISTANCE CONCERNING THE RIGHTS

     You should direct any questions or requests for assistance concerning the method of exercising rights or requests for additional copies of this prospectus, forms of instructions or the Notice of Guaranteed Delivery to Computershare Trust Company of New York, to _____________.

NO REVOCATION

     Once you have exercised the subscription privilege, you may not revoke or change your exercise.

NON-TRANSFERABILITY OF RIGHTS

     The rights are not transferable.

FOREIGN AND UNKNOWN ADDRESSES

     Grubb & Ellis is not mailing subscription certificates to stockholders whose addresses are outside the United States or who have an APO or FPO address. In those cases, the subscription certificates will be held by Computershare Trust Company of New York for those stockholders. To exercise their rights, these stockholders must notify Computershare Trust Company of New York prior to 11:00 a.m., Eastern Standard time, on _____________, 2002. At that time, if a foreign holder has not exercised its rights, the rights will expire.

RIGHT TO REFUSE EXERCISE DUE TO REGULATORY ISSUES

     We reserve the right to refuse the exercise of any basic subscription rights or over-subscription privileges by any holder of rights who would, in our opinion, be required to obtain prior clearance or approval from any state, federal or foreign regulatory authorities for the exercise of rights or ownership of additional shares if, at the expiration date, this clearance or approval has not been obtained. We are not undertaking to pay for any expenses incurred in seeking that clearance or approval.

     We are not offering or selling, or soliciting any purchase of, rights or underlying shares in any state or other jurisdiction in which this is not permitted. We reserve the right to delay the commencement of the rights offering in certain states or other jurisdictions if necessary to comply with local laws. However, we may elect not to offer rights to residents of any state or other jurisdiction whose law would require a change in the rights offering in order to carry out the rights offering in that state or jurisdiction.

NO ADJUSTMENT TO OUTSTANDING STOCK OPTIONS OR OTHER STOCK AWARDS

     Grubb & Ellis will not, solely as a result of the rights offering, adjust the number of shares of common stock reserved for issuance under our stock option or benefit plans for employees and other eligible participants, or the number of shares subject to outstanding warrants or awards or stock options.

AMENDMENT, EXTENSION AND WITHDRAWAL

     We may terminate the rights offering in its entirety and, if we do, we will refund all funds received for the exercise of rights, as described under "The Rights Offering - Conditions Relating to the Rights Offering."

     We may also in our sole discretion, amend the rights offering and/or extend the time to exercise rights beyond _____, 2002, which is the current expiration date of the rights offering.

     We also reserve the right to withdraw the rights offering at any time prior to the expiration date for any reason, in which event all funds received in the rights offering will be returned to those persons who subscribed for shares in the rights offering.

ISSUANCE OF STOCK CERTIFICATES

     Stock certificates for shares purchased in the rights offering will be issued to you as soon as practicable after the expiration date. Computershare Trust Company of New York will deliver subscription payments to Grubb & Ellis only after consummation of the rights offering and the issuance of stock certificates to those exercising rights.

     If you exercise rights, you will have no rights as a stockholder until certificates representing shares you purchased are issued. Unless otherwise instructed in your subscription certificate form, shares purchased by the exercise of rights will be registered in the name of the person exercising the rights.

                                 USE OF PROCEEDS

     Since the standby group has agreed to exercise all of the rights that are not otherwise exercised by the other stockholders of the Company, the aggregate net proceeds to Grubb & Ellis from this offering will be approximately $10,800,000, after deducting fees and estimated expenses of approximately $200,000. We currently anticipate that over the next twelve months we will use approximately $2,000,000 of the net cash proceeds from the rights offering in connection with implementing our various strategic alternatives, up to approximately $2,500,000 of the net cash proceeds to finance strategic acquisitions, and the balance of the net cash proceeds, or approximately $6,300,000, for additional working capital purposes.

                                    DILUTION

     Our net tangible book value, as of September 30, 2001, was approximately $11,500,000 or $(0.85) per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities divided by the number of shares of common stock outstanding at September 30, 2001.

     After giving effect to (i) our sale of the ___________ shares of common stock in this rights offering, including giving effect to the standby agreement, at an assumed offering price of $____ per share, (ii) the issuance of an aggregate of 41,048 shares of our common stock on October 20, 2001 at a price of $3.4255 per share pursuant to our Employee Stock Purchase Plan and (iii) Warburg's recent acquisition of 1,337,358 shares of our common stock upon the exercise of warrants for an aggregate purchase price of $4,158,431.25 (which is a weighted average price of $3.11 per share), (iv) the recent acquisition of 1,977 shares of our common stock upon the exercise, on a cashless basis, of 10,714 warrants by Joe F. Hanauer , one of our directors, and (v) after deducting estimated expenses related to this rights offering, our pro forma net tangible book value as of September 30, 2001, would have been $_________, or $_____ per share. This represents an immediate increase in pro forma net tangible book value of $______ per share to existing shares, and an immediate dilution of $______ per share to new shares.

     The following table illustrates this per share dilution:

           Assumed offering price per share                              $_____

           Net tangible book value per share at September 30, 2001       $(0.85)

           Increase per share attributable to new shares                 $_____

           Pro forma net tangible book value per share after
           the offering                                                  $_____

           Dilution per share to new shares(1)                           $_____

     (1) Dilution is determined by subtracting the pro forma net tangible book value per share from the offering price paid by a stockholder for a share of common stock.

     The foregoing discussion and tables assume no other stock issuance by the Company or any other exercise of any outstanding stock options or warrants other than as expressly set forth in the discussion above with respect to the October, 2001 share issuance pursuant to our Employee Stock Purchase Plan and the recent warrant exercises by Warburg and Joe F. Hanauer. As of September 30, 2001 there were outstanding options to purchase an aggregate of 2,615,330 shares of common stock at a weighted average exercise price of $7.16 per share.

                                 CAPITALIZATION

     The following table shows, in the column labeled "Actual," our capitalization as of September 30, 2001. The table also shows, in the column labeled "As Adjusted," our capitalization as adjusted for (i) the issuance of an aggregate of 41,048 shares of our common stock on October 20, 2001 at a price of $3.4255 per share pursuant to our Employee Stock Purchase Plan, (ii) Warburg's recent acquisition of 1,337,358 shares of our common stock upon the exercise of warrants for an aggregate purchase price of $4,158,431.25 (which is a weighted average price of approximately $3.11 per share), (iii) the recent acquisition of 1,977 shares of our common stock upon the exercise, on a cashless basis, of 10,714 warrants by Joe F. Hanauer, one of our directors, (iv) a $3,000,000 principal payment made by the Company on December 31, 2001 with respect to its long term bank loan provided by a syndicate led by Bank of America, N.A. and,
(v) for the completion of the rights offering, including giving effect to the standby agreement, at an assumed subscription price of $_____ per share, and the presently anticipated application of the net cash proceeds therefrom.

     You should read this table in conjunction with the consolidated financial statements and the notes to those statements which are incorporated by reference in this prospectus.

                                                           Actual    As Adjusted
                                                          --------   ----------
Long-term debt                                            $ 27,000     $

Stockholders' equity:
     Preferred stock, $0.01 par value per share;
     1,000,000 shares authorized;
     none issued                                                --           --

     Common stock, $0.01 par value per share;
     50,000,000 shares authorized; 13,517,380
     and 14,897,763 - shares issued and
     outstanding respectively                                  135         ____

Capital in excess of par                                    67,513         ____

Accumulated other comprehensive loss                          (337)

Accumulated deficit                                        (52,874)

     Total Stockholders' equity                             14,437         ____

     Total capitalization                                 $ 41,437     $
                                                          ========     ========

                                    DIVIDENDS

     The Company intends to retain any future earnings for use in our business and therefore we do not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's credit agreement arranged by Bank of America, N.A. prohibits the payment of cash dividends.

                              PLAN OF DISTRIBUTION

     We are offering up to ____ shares of the common stock in the rights offering directly to holders of our common stock.

     As soon as practicable after the date of this prospectus, we will distribute the rights and copies of this prospectus to individuals who owned shares of common stock on February 25, 2002, the record date.

     A group comprised of our largest stockholder and certain of our executive officers has agreed to exercise all of the rights not otherwise exercised by the other stockholders of the Company.

     We will pay the fees and expenses of Computershare Trust Company of New York, as Subscription Agent in the rights offering. We have also have agreed to indemnify the Subscription Agent from any liability which it may incur in connection with the rights offering, including liabilities under the Securities Act of 1933.

     We will not engage the services of any third party as a solicitation agent or information agent with respect to the rights offering.

                         FEDERAL INCOME TAX CONSEQUENCES

GENERAL

     This section discusses the material federal income tax consequences of the rights offering to (1) beneficial owners of our common stock upon distribution of the rights, and (2) holders of rights upon the exercise and disposition of the rights. The discussion is based on the Internal Revenue Code of 1986, the Treasury regulations thereunder, judicial authority, and current administrative rulings and practice, all of which are subject to change prospectively or retroactively. The discussion is limited to U.S. taxpayers who hold our common stock, who will receive rights pursuant to the rights offering and any shares acquired upon the exercise of rights. This discussion does not include any tax consequences under state, local and foreign law. Financial institutions, broker-dealers, nominee holders of our common stock or rights or common stock purchase warrants, life insurance companies, tax-exempt organizations and possibly other types of taxpayers may be subject to special provisions of the tax law or subject to other tax considerations not discussed below.

     HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS CONCERNING THEIR OWN RESPECTIVE TAX SITUATIONS OR SPECIAL TAX CONSIDERATIONS THAT MAY APPLY TO THEM, INCLUDING WITHOUT LIMITATION FOREIGN, STATE AND LOCAL LAWS THAT MAY APPLY.

TAX CONSEQUENCES OF RIGHTS

     DISTRIBUTION OF RIGHTS

     Owners of our common stock will not recognize taxable income as a result of receiving the rights.

     BASIS AND HOLDING PERIOD OF THE RIGHTS

     The tax basis of the rights received by an owner of our common stock will be zero, unless the stockholder elects to allocate a portion of the tax basis of the common stock to the rights received in proportion to their respective fair market values. The election to allocate a portion of the tax basis to the rights must be made on the holders federal income tax return for the taxable year in which the rights are received.

     The holding period of a stockholder with respect to the rights received as a distribution on such stockholder's common stock will include the stockholder's holding period for the common stock with respect to which the rights were distributed.

     LAPSE OF THE RIGHTS

     If rights expire prior to their exercise, the holders of those rights will not recognize any gain or loss, assuming the holder did not elect to allocate tax basis to the rights upon the initial distribution; therefore, no adjustment will be made to the tax basis of our common stock, if any, owned by such holders.

     EXERCISE OF THE RIGHTS AND BASIS AND HOLDING PERIOD OF THE COMMON STOCK

     Holders of rights will not recognize any gain or loss upon the exercise of rights. The tax basis of our common stock acquired through exercise of the rights will be equal to the subscription price.

     The holding period for our common stock acquired through exercise of the rights will begin on the date the rights are exercised.

     SALE OF COMMON STOCK

     A stockholder will recognize gain or loss upon the sale of our common stock acquired by exercise of rights in an amount equal to the difference between the amount realized and the stockholder's tax basis in the shares. The gain or loss so recognized will be long-term or short-term capital gain or loss, depending on whether the shares have been held for more than one year.

                                  LEGAL MATTERS

     The validity of the common stock and the rights in this offering will be passed upon for Grubb & Ellis by Zukerman Gore & Brandeis, LLP of New York, New York.

                                     EXPERTS

     The consolidated financial statements of Grubb & Ellis appearing in our Annual Report (Form 10-K) for the year ended June 30, 2001 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You may call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our recent SEC filings also are available to you at the SEC's web site at www.sec.gov. Our web site is www.grubb-ellis.com.

     This prospectus, which constitutes a part of a registration statement on Form S-3 filed by us with the Securities and Exchange Commission under the Securities Act of 1933, omits certain of the information set forth in the registration statement. Accordingly, for further information, you should refer to the registration statement and its exhibits on file with the Securities and Exchange Commission. Furthermore, statements contained in this prospectus concerning any document filed as an exhibit are not necessarily complete and, in each instance, we refer you to the copy of such document filed as an exhibit to the registration statement.

================================================================================

     NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE RIGHTS OR THE COMMON STOCK TO WHICH IT RELATES, OR AN OFFER IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS OR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE PROSPECTUS INFORMATION CONTAINED BY REFERENCE HEREIN IS CORRECT AT ANY TIME AFTER THE DATE HEREOF.

                           ---------------------------
                                TABLE OF CONTENTS
                           ---------------------------

                                                                            PAGE

Prospectus Summary .........................................................   1
Information Incorporated by Reference ......................................   6
Business ...................................................................   7
Risk Factors ...............................................................  10
Forward Looking Statements .................................................  15
The Rights Offering ........................................................  16
Use of Proceeds ............................................................  24
Dilution ...................................................................  25
Capitalization .............................................................  26
Dividends ..................................................................  27
Plan of Distribution .......................................................  28
Federal Income Tax Consequences ............................................  29
Sale of Common Stock .......................................................  30
Legal Matters ..............................................................  31
Experts ....................................................................  31
Where You Can Find More Information ........................................  31
                                                                              ==

================================================================================



                              GRUBB & ELLIS COMPANY


                         UP TO ______ RIGHTS TO PURCHASE
                                  COMMON STOCK


                               ------------------
                                   PROSPECTUS
                               ------------------






                             _______________, 2002

================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.       OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses to be paid by the Company in connection with the distribution of the securities being registered are as set forth in the following table:

     Securities and Exchange Commission Fee ..........................  $  1,012

     *Legal Fees and Expenses (including blue sky fees
        and expenses) ................................................  $100,000
     *Accounting Fees and Expenses ...................................     7,500
     *Printing Expenses ..............................................    10,000
     *Subscription Agent Fees and Expenses ...........................  $ 15,000
     *Transfer Agent Fees & Expenses .................................  $  5,000
     *NYSE Listing Fees ..............................................  $ 51,000
                                                                        --------
     *Miscellaneous ..................................................    10,488
                                                                        --------
             *Total ..................................................  $200,000
                                                                        ========

----------
* Estimated.

ITEM 15.       INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company is a Delaware corporation. Subsection (b)(7) of Section 102 of the Delaware General Corporation Law ("DGCL"), enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or
(iv) for any transaction from which a director derived an improper personal benefit.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any present or former director, officer, employee or agent of the corporation, or any individual serving at the Company's request as a director, officer or employee of another organization, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, provided further that such director, officer, employee or agent had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any present or former director, officer, employee or agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such director, officer, employee or agent acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such director, officer, employee or agent shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such director, officer, employer or agent is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director, officer, employee or agent has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys fees) actually and reasonably incurred by him in connection therewith; that indemnification and advancement of expenses provided for, by, or granted pursuant to Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of a present or former director, officer, employee or agent of the corporation, or any individual serving at the Company's request as a director, officer or employee of another organization, against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under
Section 145.

     Article X of the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by applicable law, including, without limitation, the DGCL indemnify each director and officer, present or former, of the Company whom it may indemnify pursuant to such applicable law, including certain liabilities under the Securities Act. In addition, Article X of the Certificate of Incorporation provides that a director of the Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, and (iv) for any transaction from which the director derives an improper personal benefit. The effect of the provision of the Certificate of Incorporation is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of the fiduciary duty of care as a director (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i) through (iv) above. This provision does not limit or eliminate the rights of the Company or any stockholder to seek nonmonetary relief such as an injunction or rescission in the event of a breach of a director's duty of care. Furthermore, Section 7.01 of the Company's Bylaws states that the Company will, to the fullest extent permitted by the DGCL, as amended from time to time, indemnify each person who is made a party to or is involved in any proceeding by reason of acting in the capacity of director, officer, employee or certain other capacities with the Company against certain liabilities, including certain liabilities under the Securities Act of 1933 (the "Securities Act").

     The Company has entered into indemnification agreements with each of its directors and executive officers, which also provide indemnification against certain liabilities, including certain liabilities under the Securities Act. The Company currently maintains directors' and officers' liability insurance in the form of policies which provide for coverage of liabilities up to a maximum amount of $15 million per policy year (subject to certain minimum initial payments by the Company in some circumstances). The policies insure directors and officers for liabilities incurred in connection with or on behalf of the Company, except for losses incurred on account of certain specified liabilities.

ITEM 16.       EXHIBITS

4.1   Form of Subscription Certificate

4.2   Form of Standby Agreement*

5     Opinion of Zukerman Gore & Brandeis, LLP*

23.1  Consent of Ernst & Young LLP

23.2  Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5)*

24    Powers of Attorney (contained on signature page of this Registration
      Statement)

99.1  Form of Subscription Agent Agreement

99.2  Form of Stockholder of Record Letter

99.3  Form of Notice of Guaranteed Delivery

99.4 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5  Form of Letter from Brokers or Other Nominees to Beneficial Owners

99.6  Form of Instructions by Beneficial Owners to Brokers or Other Nominees
================================================================================

*     To be filed by Amendment

ITEM 17.       UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

      PROVIDED, HOWEVER, that the information required to be included in a post-effective amendment by paragraphs (a)(1)(i) and (a)(1)(ii) above may be contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 and (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 29, 2002.

                                       GRUBB & ELLIS COMPANY



                                       By: /s/ Barry M. Barovick
                                           ----------------------------------
                                           Barry M. Barovick
                                           President and Chief Executive Officer



                                POWER OF ATTORNEY

      KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Barry M. Barovick and Ian Y. Bress, and each of them, with full power of substitution and full power to act without the other, his true and lawful attorney-in-fact and agent to act for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file this Registration Statement, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 29, 2002.

             SIGNATURE                                TITLE
-------------------------------------  -----------------------------------------
PRINCIPAL EXECUTIVE OFFICER:

/s/ Barry Barovick
-------------------------------------  President and Chief Executive Officer
Barry M. Barovick
President and Chief Executive Officer

PRINCIPAL FINANCIAL AND
ACCOUNTING OFFICER:

/s/ Ian Y. Bress
-------------------------------------  Chief Financial Officer
Ian Y. Bress

DIRECTORS

/s/ R. David Anacker
-------------------------------------  Director
R. David Anacker

/s/ Barry M. Barovick
-------------------------------------  Director
Barry M. Barovick

/s/ Joe F. Hanauer
-------------------------------------  Director
Joe F. Hanauer

/s/ C. Michael Kojaian
-------------------------------------  Director
C. Michael Kojaian

/s/ Reuben S. Leibowitz
-------------------------------------  Director
Reuben S. Leibowitz

/s/ Ian C. Morgan
-------------------------------------  Director
Ian C. Morgan

/s/ Todd A. Williams
-------------------------------------  Director
Todd A. Williams

                                  EXHIBIT INDEX

4.1   Form of Subscription Certificate

4.2   Form of Standby Agreement*

5     Opinion of Zukerman Gore & Brandeis, LLP*

23.1  Consent of Ernst & Young LLP

23.2  Consent of Zukerman Gore & Brandeis, LLP (included in Exhibit 5)*

24    Powers of Attorney (contained on signature page of this Registration
      Statement)

99.1  Form of Subscription Agent Agreement

99.2  Form of Stockholder of Record Letter

99.3  Form of Notice of Guaranteed Delivery

99.4 Form of Letter to Securities Dealers, Commercial Banks, Trust Companies and Other Nominees

99.5  Form of Letter from Brokers or Other Nominees to Beneficial Owners

99.6  Form of Instructions by Beneficial Owners to Brokers or Other Nominees

================================================================================

*     To be filed by Amendment